                   Exhibit 99.1 - Explanation of Responses
        This Form 3 is being filed on behalf of Generation Members' Fund II LP
("GMF II LP"), Generation Capital Partners VRC LP ("GCP VRC LP"), Generation
Capital Partners II LP ("GCP II LP"), Mark E. Jennings and Andrew P. Hertzmark
(collectively, the "Reporting Persons").
        GMF II LP and GCP VRC LP are the direct owners of 173,786 and 1,156,914 shares, respectively, of the common stock (the "Common Stock") of Virtual
Radiologic Corporation, a Delaware corporation (the "Company"), and GCP II LP and GMF II LP are the direct owners of 2,708,686 and 91,314 shares, respectively, of the Series A Cumulative Redeemable Convertible Preferred Stock
(the "Series A Preferred Stock") of the Company. GMF II LP, GCP VRC LP and GCP II
LP are collectively referred to herein as the "Generation Funds."
        Generation Partners II LLC is the general partner of GCP II LP and GMF
II LP. Generation Partners VRC LLC is the general partner of GCP VRC LP. Mark E.
Jennings is a Managing Partner of Generation Partners and Andrew P. Hertzmark is
a Partner of Generation Partners. Messrs. Jennings and Hertzmark may be deemed to be the beneficial owners of any securities that may be deemed to be owned by the Generation Funds. Messrs. Jennings and Hertzmark disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. The address of each of the Generation Funds is One Greenwich
Office Park, Greenwich, CT 06831.
        All of the shares of the Series A Preferred Stock held by GCP II LP and
GMF II LP will automatically convert into shares of Common Stock upon the closing of the Company's initial public offering. One share of Series A
Preferred Stock is convertible into one share of Common Stock (subject to adjustment pursuant to the terms of the Series A Preferred Stock).